Exhibit 99.1

CONSOL Energy Reports September

Coal, Gas & Power Production

Revises Outlook

PITTSBURGH (October 25, 2004) – CONSOL Energy Inc. (NYSE:CNX) reports the following production results for the month of September 2004 and for the quarter ending September 30, 2004:

COAL (Millions of Tons)	September 2004	September 2003	3rd Qtr 2004	3rd Qtr 2003
Northern Appalachia	4.6	4.1	12.0	10.8
Central Appalachia	1.1	1.2	3.2	3.3
Midwest/West	n.m.	n.m.	n.m.	0.2

Total	5.7	5.3	15.2	14.4	*

GAS (Billion Cubic Feet)	September 2004	September 2003	3rd Qtr 2004	3rd Qtr 2003
Gross	4.7	4.2	14.1	13.0
Net	4.1	3.7	12.4	11.3

ELECTRICITY (Megawatt Hours)	September 2004	September 2003	3rd Qtr 2004	3rd Qtr 2003
	145	0	696	1,460

*	Does not add due to rounding

Note: All production figures include CONSOL Energy’s portion of production from equity affiliates. Gross gas production includes gas attributable to the royalty holder. Electricity, in megawatt hours, represents CONSOL Energy’s 50% interest. The initials ‘n.m.’ indicate ‘not meaningful.’

Coal production improved 7.6 percent in the September period-to-period comparison primarily due to an improvement in production at McElroy Mine and production from the Loveridge Mine, which was idle in September 2003.

Because additional producing wells were drilled, gross gas production improved 11.9 percent in the September period-to-period comparison. Electricity production was higher because the company’s joint venture peaking project was idle in September 2003.

CONSOL Energy expects a loss for the quarter of $0.13 per diluted share. The company previously forecasted a loss of $0.30 - $0.40 per diluted share.

The company expects to announce complete results of its first quarter ended September 30, 2004, on October 28, 2004, before the opening of the market.

CONSOL Energy has 19 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 146.2 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has joint ventures that produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of an informal SEC inquiry regarding certain matters, which may include allegations contained in an anonymous letter that certain directors and senior executive officers have misappropriated corporate funds and other assets and engaged in other illegal or inappropriate activities; the continued incurrence of losses in future periods; a reduction in deferred tax assets could materially reduce our operating results and stockholders’ equity and possibly preclude dividend payments; our inability to obtain substantial additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; our ability to comply with restrictions imposed by our senior credit facility; increased cost and expense related to the downgrading of our credit ratings; a loss of our competitive position because of the competitive nature of the coal and gas markets; a decline in prices we receive for our coal and gas affecting our operating results and cash flows; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; overcapacity in the coal or gas industry impairing our profitability; reliance on customers extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; a decline in our customers’ coal requirements; the creditworthiness of our customer base declining; our ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of our acquisition strategy; disputes with customers concerning coal contracts resulting in litigation; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, fires, accidents and weather conditions which could cause our results to deteriorate; uncertainties in estimating our economically recoverable coal and gas reserves; risks in exploring for and producing gas; our failure to remove and dispose of water from coal beds may hamper our ability to produce gas in commercial quantities; the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our gas; the effects of government regulation; obtaining governmental permits and approvals for our operations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the effects of mine closing, reclamation and certain other liabilities; federal, state and local authorities regulating our gas production activities; deregulation of the electric utility industry having unanticipated effects on our industry; new legislation resulting in restrictions on coal use; federal and state laws imposing treatment, monitoring and reporting obligations on us; management’s ability to correctly estimate and accrue for contingent liabilities; excessive lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; increased exposure to workers’ compensation and black lung benefit liabilities; the outcome of various asbestos litigation cases; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; the anti-takeover effects of our rights plan could prevent a change of control; decline in our share price due to the increase in shares eligible for sale; and our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries.

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